NEWS RELEASE	Contacts:
	Media – John Vigeland (920) 429-4132 Investors – Jenine Maloney	(920) 429-7039

SHOPKO ANNOUNCES 2005 CAPITAL SPENDING PLANS

GREEN BAY, Wis. (March 10, 2005) ShopKo Stores, Inc. (NYSE: SKO), today announced its capital spending plans for fiscal 2005. These plans call for expenditures of up to $60.0 million, which are expected to be funded entirely from operating cash flow.

The 2005 plans include the following major projects, although plans and specific numbers of projects could change throughout the year:

•	Sixteen ShopKo remodels

•	Thirty-five Pamida remodels

•	Eight new Pamida locations

•	Twelve Pamida pharmacies in existing locations

•	Preliminary planning for up to three new 2006 ShopKo Express Rx™ stores

In addition, the company will continue to invest in its technology infrastructure for pharmacy, store, and merchandising systems, including:

•	Replacement of certain merchandising systems in the ShopKo division and replenishment systems in both the ShopKo and Pamida divisions

•	Replacement of the optical system in the ShopKo division

•	Pharmacy robotics at twelve ShopKo locations

Commenting on the announcement, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, “We are pleased to announce a capital plan to support our operating initiatives. We continue to prudently manage our capital and deploy funds into those projects that hold the greatest promise of delivering appropriate returns.”

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 220 Pamida stores, 113 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected capital expenditures and other financial results. Such statements are subject to important factors that could cause ShopKo’s actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo’s current annual report on Form 10-K or as may be described from time to time in ShopKo’s subsequent SEC filings; and such factors are incorporated by reference.

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